Exhibit 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@therespowerinone.com	sbell@therespowerinone.com

News Release
February 17, 2009

First National Corporation Receives Preliminary Approval

to participate in the U.S. Treasury’s Capital Purchase Program

Strasburg, Virginia (February 17, 2009) --- First National Corporation (OTCBB: FXNC), parent of First Bank, today announced it received preliminary approval from the U.S. Treasury Department (“the Treasury”) to participate in the Capital Purchase Program (“the Program”). Under the Program, the maximum investment that First National Corporation (“the Company”) may request from the Treasury is $13.9 million, through the purchase of newly issued preferred stock. The Company is not currently authorized to issue preferred shares under its Articles of Incorporation. Therefore, preliminary approval is subject to shareholders adopting an amendment to restate its Articles of Incorporation. A shareholders meeting will be held on February 24, 2009 for this purpose.

Harry S. Smith, President and CEO stated “We are pleased to have received preliminary approval to participate in the Program which signals our status as a healthy financial institution. Additional capital would further strengthen our existing well-capitalized position, and would further support continued lending to our customers and to our community. If we choose to participate in the Program, we believe that the Company would be in an even stronger position to help improve the local economy.”

The Treasury introduced the Program on October 14, 2008, under which the Treasury will make $250 billion in equity capital available to qualifying institutions. The Program is voluntary and designed to provide capital for healthy banks to increase lending for the benefit of the U.S. economy. The Company applauds the Treasury for taking action to restore confidence and liquidity in healthier financial institutions in the United States.

If the Company participates in the Program, the preferred stock would pay cumulative dividends of 5% for the first 5 years, and 9% thereafter, unless the shares are redeemed by the Company. The Treasury would also receive warrants for up to $695 thousand of additional preferred stock that would pay cumulative dividends of 9%. The warrants are expected to be exercised immediately.

The Company is considered well-capitalized. The total risk-based capital ratio and Tier 1 capital ratio were 11.73% and 10.53%, respectively at December 31, 2008. If we had issued $13.9 million of preferred stock on December 31, 2008, these ratios would have increased to 14.27% and 13.10%, respectively. The well-capitalized regulatory minimums are 10.00% for the total risk-based capital ratio and 6.00% for the Tier 1 capital ratio.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2007, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.